Exhibit 10.1

Inspire Pharmaceuticals, Inc.

Executive Change in Control

Severance Benefit Plan

Effective March 29, 2008

(amended and restated as of July 8, 2009)

Preamble

Inspire Pharmaceuticals, Inc. (the “Company”) established the Inspire Pharmaceuticals, Inc. Executive Change in Control Severance Benefit Plan (this “Plan”) for the purpose of providing severance benefits to certain Executives whose employment terminates following a Change in Control of the Company as provided herein. This Plan constitutes a formal employee welfare benefit plan under the Executive Retirement Income Security Act of 1974, as amended (“ERISA”).

This Plan, as set forth herein, is intended to help retain qualified executives, maintain a stable work environment, and alleviate in part or in full financial hardships that may be experienced by certain of those Executives of the Company and its U.S. affiliated companies, whose employment is terminated for certain reasons. In essence, benefits under this Plan are intended to be supplemental unemployment benefits. This Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA as a “severance pay arrangement” within the meaning of Section 3(2)(b)(i) of ERISA. Rather, this Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b).

This Plan shall continue until such time as it is amended or terminated in accordance with Article VI.

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ARTICLE I

DEFINITIONS

When used herein, the following terms shall have the meanings set forth below.

Section 1.01 “Administrative Committee” means the Compensation Committee of the Board of Directors of the Company or its designee.

Section 1.02 “Annual Base Rate of Pay” means the Executive’s highest annual base rate of pay for the calendar year.

Section 1.03 “Benefits” means the cash and in kind benefits that a Participant is eligible to receive pursuant to Article III of this Plan.

Section 1.04 “Board” means the Board of Directors of Inspire.

Section 1.05 “Cause” means (i) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed such duties; (ii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Executive; or (iii) the Executive’s conviction (or entering into a plea bargain admitting guilt) of any felony. For the purposes of this Plan, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Administrative Committee by clear and convincing evidence that Cause exists.

Section 1.06 “Change in Control” means the determination (which may be made effective as of a particular date specified by the Board) by the Board, made by a majority vote that a change in control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the Persons who own an interest in Inspire on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board or whether or not the Board votes, a Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:

(a) Any Person becomes the beneficial owner, directly or indirectly, of securities of Inspire representing more than:

(i) Thirty-five percent (35%) of the combined voting power of Inspire’s then outstanding securities, with respect to all outstanding options and awards issued under any Company-sponsored equity compensation plan on or prior to July 8, 2009;

(ii) Fifty percent (50%) of the combined voting power of Inspire’s then outstanding securities, with respect to all options and awards issued under any Company-sponsored equity compensation plan following July 8, 2009; provided, however, in the event there is a Change in Control during the period from July 8, 2009 through July 8, 2010, the thirty-five percent (35%) threshold set forth in subsection 1.06(a)(i) above shall apply to the grants issued during the period from July 8, 2009 through July 8, 2010; or

(b) The stockholders of Inspire approve:

(i) A plan of complete liquidation of Inspire;

(ii) An agreement for the sale or disposition of all or substantially all of Inspire’s assets; or

(iii) A merger, consolidation or reorganization of Inspire with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of Inspire outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Inspire (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing entity or group (except for (i) passive ownership of less than five percent (5%) of the voting securities of the purchasing entity; or (ii) ownership of equity participation in the purchasing entity or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors of the Board).

Section 1.07 “Company” means Inspire Pharmaceuticals, Inc. and its successors and its or their U.S. affiliated companies.

Section 1.08 “Disability” means a total and permanent disability as defined in the Company’s long-term disability plan.

Section 1.09 “Executive” means any officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, immediately prior to a Change in Control of the Company.

Section 1.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.11 “Inspire” means Inspire Pharmaceuticals, Inc.

Section 1.12 “Participant” means any Executive eligible for Benefits in accordance with Article II.

Section 1.13 “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Inspire or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Inspire or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a corporation owned, directly or indirectly, by the shareholders of Inspire in substantially the same proportions as their ownership of stock of the Company; or (v) an entity or entities which are eligible to file and have filed a Schedule 13G under Rule 13d-l(b) of the Securities Exchange Act of 1934, as amended, which Schedule indicates beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock of Inspire or the combined voting power of Inspire’s then outstanding securities.

Section 1.14 “Plan” means this Inspire Pharmaceuticals, Inc. Executive Change in Control Severance Benefit Plan, as set forth herein, and as the same may from time to time be amended.

Section 1.15 “Plan Year” means for the first Plan Year, the period commencing on March 29, 2008 and ending on December 31, 2008, and for each subsequent Plan Year, the period commencing on each January 1 during which this Plan is in effect and ending on the subsequent December 31.

Section 1.16 “Target Incentive Bonus” means the target incentive bonus applicable to the Executive under the Company’s primary annual performance incentive plan for any given performance measuring period that is equal to a year.

Section 1.17 “Termination Due to Change in Control” means a termination of an Executive’s employment by the Company (or the Executive’s Voluntary Resignation for Good Reason) within two (2) years following a Change in Control. “Termination Due to Change of Control” shall also include the termination of the Executive by the Company prior to a Change of Control at the direction of, or in concert with, a person or entity that becomes in a position to control at least fifty percent (50%) of the voting power of the Company immediately following the Change of Control.

Section 1.18 “Voluntary Resignation for Good Reason” means the occurrence of any one of the following events:

(a) the assignment to the Executive by the Company of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities or position from those in effect immediately prior to the Change in Control;

(b) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for (i) across-the-board salary reductions similarly affecting all salaried employees of the Company or (ii)

across-the-board salary reductions similarly affecting all senior executive officers of the Company and all senior executives of any Person in control of the Company;

(c) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control (unless such relocation is closer to the Executive’s principal residence) or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof that is closer to the Executive’s principal residence) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as they existed immediately prior to the Change in Control;

(d) the failure by the Company, to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(e) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control; or

(f) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of the higher of the agreed upon vacation days set forth in the terms and conditions of the Executive’s employment with the Company or the Executive’s years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

Notwithstanding anything herein to the contrary, (i) the Executive’s agreement that any circumstances will not result in a Voluntary Resignation for Good Reason shall not be effective unless it is made in a signed written document that specifically references Section 1.18 of this Plan; and (ii) an alteration of the Executive’s title without any other changes to the Executive’s responsibilities or position, shall not be sufficient to give rise to Voluntary Resignation for Good Reason.

ARTICLE II

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 2.01 Eligibility.

(a) Except as otherwise provided in this Plan, each Executive who experiences a Termination Due to Change in Control shall be eligible for Benefits under this Plan in accordance with the provisions set forth herein.

(b) Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any Benefit under this Plan, if his or her termination of employment is caused by:

(i) A termination by the Company for Cause;

(ii) Death;

(iii) Disability; or

(iv) The Executive’s voluntary termination that is not a Voluntary Termination for Good Reason.

Section 2.02 Termination of Eligibility for Benefits. A Participant shall cease to participate in this Plan, and all Benefits shall cease (other than those Benefits that have vested or been triggered hereunder) upon the occurrence of the earliest of:

(a) Termination of this Plan more than one (1) year prior to a Change in Control; and

(b) Completion of payment to the Participant of the Benefits for which the Participant is eligible.

Section 2.03 General Release. Notwithstanding anything in this Plan to the contrary, unless determined otherwise by the Administrative Committee in its sole discretion, no Benefits shall be due or paid under this Plan to any Executive, unless the Executive executes (and does not rescind) a written general release, in the form attached hereto as Exhibit A.

Section 2.04 Noncompete, Nonsolicit, and Confidentiality. Notwithstanding anything in this Plan to the Contrary, Executive shall forfeit any and all unpaid Benefits under this Plan if he or she breaches any noncompete, nonsolicit, confidentiality or similar agreement that he or she has entered into with the Company.

ARTICLE III

BENEFITS

Section 3.01 Amount of Severance Pay. The amount of severance pay payable to a Participant shall be equal to the applicable multiplier set forth in the chart below multiplied by the sum of:

(a) the Executive’s highest of the Annual Base Rate of Pay for the calendar year in which his or her Termination Due to Change in Control occurs or any of the two calendar years immediately preceding such year; plus

(b) the higher of the Executive’s Target Incentive Bonus applicable as of the date of (i) the Change in Control or (ii) his or her Termination Due to Change in Control.

Position (Level)	Multiplier
Chief Executive Officer	2.5
Executive Vice President	2.0
Senior Vice President	1.5

Section 3.02 Health and Welfare Benefits. For the number of years immediately following the Executive’s termination date equal to the applicable multiplier set forth in Section 3.01 above, the Company shall arrange to provide the Participant (which includes the Participant’s eligible dependents for purposes of this Section) with life, disability, accident and health insurance benefits substantially similar to those which the Participant was receiving immediately prior to the Date of Termination (or, with respect to any benefit, immediately prior to the Change in Control, if such benefit was of greater value at that time); provided, however, that, unless the Participant expressly consents to a different method in writing by reference to this Section 3.02 of this Plan, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Participant pursuant to this Section 3.02 shall be eliminated prospectively in the event that, and at the time that, comparable benefits (including continued coverage for any preexisting medical condition of any person covered by the benefits provided to the Participant and his or her eligible dependents immediately prior to a notice of Termination Due to Change in Control) are actually received by or made available to the Participant by a subsequent employer without cost during such period (and any such benefits actually received by or made available to the Participant shall be reported to the Company by the Participant). The applicable benefit continuation period for the Participant and the Participant’s qualifying dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended, shall commence at the expiration of the period of continued benefits referenced above in this Section 3.02. To the extent that the provision of any of the in kind benefits in this Section 3.02 would result in the imposition of excise tax under Section 409A of the Code, the Company shall pay the Executive the fair market value of such benefit in cash in accordance with Section 4.01(a) of this Plan.

Section 3.03 Acceleration of Vesting.

(a) Options and Awards Granted Under any Company-Sponsored Equity Compensation Plan On or Prior to July 8, 2009. Notwithstanding anything in this Plan or in any Company-sponsored equity compensation plan to the contrary, all outstanding unvested options and awards issued under any Company-sponsored equity compensation plan on or prior to July 8, 2009 and held by any Executive shall become immediately vested and fully exercisable immediately prior to a Change in Control.

(b) Options and Awards Granted Under any Company-Sponsored Equity Compensation Plan Following July 8, 2009.

(i) Except as set forth in subsection 3.03(b)(ii) below, notwithstanding anything in this Plan or in any Company-sponsored equity compensation plan to the contrary, all outstanding unvested options and awards issued under any Company-sponsored equity compensation plan following July 8, 2009 and held by any Executive shall become immediately vested and fully exercisable immediately upon an Executive’s Termination Due to Change in Control.

(ii) Notwithstanding subsection 3.03(b)(i) above, in the event of a Change in Control on or prior to July 8, 2010, all outstanding unvested options and awards issued under any Company-sponsored equity compensation plan from July 8, 2009 through July 8, 2010 shall become immediately vested and fully exercisable immediately prior to a Change in Control.

(c) Extension of Exercisability. Notwithstanding anything in any such equity compensation plan to the contrary, in the event of a Change in Control, all outstanding options under any such plan shall remain exercisable for the lesser of three (3) years or the period of time remaining in the term of the option.

Section 3.04 Outplacement Services. The Company shall provide each Participant with outplacement services for a period of twelve (12) months following a Termination Due to Change in Control.

Section 3.05 Legal Fees and Expenses. The Company also shall reimburse all reasonable legal fees and expenses incurred by the Participant in disputing any issue hereunder in a good faith attempt to obtain or enforce any benefit or right provided by this Plan.

Section 3.06 Reduction for Other Payments; Offsets. The Benefits payable hereunder to any Participant shall be reduced by any and all payments required to be made by the Company or its affiliates under federal, state, and local law, under any employment agreement or special severance arrangement or under any other separation policy, plan, or program. The Benefits payable hereunder to any Participant shall also be reduced by (i) any benefits previously paid to such Participant under this or any other separation or severance plan sponsored by the Company with respect to any periods of service with respect to which Benefits are being paid under this Plan; and (ii) any and all amounts that the Participant owes to the Company or an affiliate.

Section 3.07 Excess Parachute Payments. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (each, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to the excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then:

(a) If the total of such Payments to the Executive, exceeds 2.99 times the Executive’s “base amount” as defined in Section 280G of the Code by more than ten percent (10%), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; or

(b) If the total of such Payments to the Executive, exceeds 2.99 times the Executive’s “base amount” as defined in Section 280G of the Code by ten percent (10%) or less, then the cash severance payments payable under this Plan shall be reduced to the maximum amount that would be payable without subjecting the Executive to the excise tax imposed by Section 4999 of the Code.

ARTICLE IV

METHOD OF SEVERANCE PAYMENTS

Section 4.01 Method of Payment. The severance benefits to which a Participant is entitled under Sections 3.01, 3.02, 3.03, 3.04 and 3.07, shall be paid or delivered in accordance with the provisions of this Article IV.

(a) To the extent that cash payments to be made to an Executive exceed the lesser of two (2) times the compensation limit established by Section 401(a)(17) of the Internal Revenue Code, as amended or two (2) times the Executive’s compensation (as defined for purposes of the involuntary separation exception to Section 409A of the Code), such cash payments shall be made in a single sum cash payment but shall be delayed for a period of six months following the Executive’s termination of employment. During such six-month delay such payments shall earn interest at the applicable prime rate of interest in effect at the beginning of the delay as published in the Wall Street Journal. Cash payments that do not exceed the limits described above in this paragraph shall be made in a single lump sum within ten (10) business days immediately following the expiration of the applicable revocation period described in paragraph (c) of this Section below.

(b) Payment shall be made in person, by certified mail to the last address provided by the Participant to the Company or, at the request of the Participant, by deposit to a bank account identified by the Participant. Separate payment(s) shall be made to pay any earned and unused vacation pay for the year during which the Employment Termination Date occurs.

(c) Notwithstanding anything herein to the contrary, no Benefits under this Plan shall be made prior to the execution of the release required under Section 2.03, and the expiration of the required release revocation period, but in no event later than ten (10) business days immediately following the expiration of the applicable revocation period.

ARTICLE V

THE ADMINISTRATIVE COMMITTEE

Section 5.01 Authority and Duties. Prior to the occurrence of a Change in Control, the Administrative Committee shall have the full power, authority, and discretion to construe, interpret, and administer this Plan, to correct deficiencies therein, and to supply omissions; provided that in doing so it acts in the best interests of Participants and in a manner consistent with the terms of this Plan. Notwithstanding anything herein to the contrary, after a Change in Control occurs, neither the Administrative Committee nor any other entity shall have discretion in administering, construing, or interpreting this Plan.

Section 5.02 Payment. The Company shall make payments of Benefits, in such amount as provided under Article III, from its general assets to Participants in accordance with the terms of this Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

Prior to the occurrence of a Change in Control, this Plan may be amended, suspended, discontinued, or terminated at any time by the Board or its designee, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. Notwithstanding the foregoing, no such amendment shall become effective to the extent that it adversely affects a Participant if a Change in Control occurs within one (1) year after the later of the effective date of such amendment or the date such amendment is adopted. Upon the occurrence of a Change in Control and for a period of twenty-four (24) months thereafter, the Plan, as it applies to any Participant, may only be amended by the Board or its designee with the express written consent of such affected Participant. In no event shall any amendment or termination of this Plan that is adopted or becomes effective after a Participant experiences a Termination Due to Change in Control adversely affect the benefits and rights to which such Participant is or may become entitled hereunder.

ARTICLE VII

CLAIMS PROCEDURES

Section 7.01 Claim. Each eligible terminated Executive may contest the administration of Benefits by completing and filing with the Administrative Committee a written request for review in the manner specified by the Administrative Committee. Each such application must be filed within sixty (60) days following the Executive’s termination of employment and must be supported by such information as the Administrative Committee deems relevant and appropriate.

Section 7.02 Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the claimant whose claim has been so denied shall be notified of such denial by the Administrative Committee within ninety (90) days of receipt of the claim (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional ninety (90) days for processing the claim). The notice advising of the denial shall specify the reason(s) for denial, make specific reference to relevant Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the claimant of the procedure for the appeal of such denial and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. All appeals shall be made by the following procedure:

(a) A claimant whose claim has been denied shall file with the Administrative Committee a notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification by the Administrative Committee of the initial claim denial, be made in writing, and set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Administrative Committee shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Administrative Committee shall deem relevant.

(c) The Administrative Committee shall render a determination upon the appealed claim within sixty (60) days of its receipt of such appeal (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional sixty (60) days for processing the appeal). The determination shall specify the reason(s) for the denial, make specific reference to relevant Plan provisions, and contain a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(d) The determination so rendered shall be binding upon all parties.

No Executive may bring a civil action under Section 502(a) of ERISA until the Executive has exhausted his or her rights under this Section 7.02.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber, or assign any of the benefits or payments which he/she may expect to receive, contingently or otherwise, under this Plan.

Section 8.02 No Contract of Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Executive, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other Executives shall remain subject to discharge to the same extent as if this Plan had never been adopted.

Section 8.03 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 8.04 Heirs, Assigns, and Personal Representatives. This Plan shall bind any successor of the Company, its assets or its businesses in the same manner and to the same extent that the Company would be obligated under this Plan as if no succession had taken place. The term “Company” as used in this Plan, shall mean and refer to the Company as heretofore defined and any successor or assignee to the business or assets which by reason of a Change in Control becomes bound by this Plan

Section 8.05 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Section 8.06 Number. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 8.07 Unfunded Plan. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Benefits.

Section 8.08 Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrative Committee and all other parties with respect thereto.

Section 8.09 Lost Payees. Benefits shall be deemed forfeited if the Administrative Committee is unable to locate a Participant to whom Benefits are due. Such Benefits shall be reinstated if application is made by the Participant for the forfeited Benefits within one (1) year of the Participant’s employment termination date and while this Plan is in operation.

Section 8.10 Controlling Law. This Plan shall be construed and enforced according to the laws of the State of North Carolina to the extent not superseded by federal law.

Inspire Pharmaceuticals, Inc.

Executive Change in Control Severance Benefit Plan

Exhibit A

(General Release)

This General Release (“General Release”) is entered into by and between Inspire Pharmaceuticals, Inc. (the “Company”) and [FULL NAME of EXECUTIVE] (the “Executive”).

WHEREAS, the Company has provided written notification to the Executive that his/her employment with the Company has or will be terminated effective [Termination Date];

WHEREAS, as a result of the termination of the Executive’s employment and subject to the Executive’s execution of this General Release, the Executive is entitled to a severance payment under the Inspire Pharmaceuticals, Inc. Executive Change in Control Severance Benefit Plan (the “Severance Plan”);

WHEREAS, the Executive desires to execute this General Release and, thereby, become eligible for receipt of severance benefits and, through this General Release, the Company and the Executive also wish to resolve, finally and completely and with prejudice, any and all matters between them relating to the Executive’s employment with the Company and the termination of that employment;

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth below, the Company and the Executive, intending to be legally bound hereby, agree as follows:

1. In exchange for the Executive’s execution of this General Release, the Executive is eligible to receive benefits under the Severance Plan.

2. The Executive expressly agrees that, except as specifically provided in Section 1 above and as contemplated under the Severance Plan, he/she shall receive no other payment or benefit from the Company, and the Company shall not ever be required to make any further payment or provide any further benefit, for any reason whatsoever, to him/her or to any person or entity regarding any claim or right whatsoever which might possibly be asserted by him/her or on the Executive’s behalf. The Executive acknowledges that he/she would not be entitled to the severance payment described herein merely upon the termination of the Executive’s employment with the Company without the benefit of this General Release and he/she acknowledges that the severance payment is sufficient consideration for the Executive’s execution of this General Release.

3. The Executive, on behalf of himself/herself, his/her heirs, executors, administrators, successors, and assigns, hereby expressly and unconditionally releases, revises, settles, compromises, and forever discharges the Company, its affiliates, partners, employees, representatives, employee benefit plans, funds, programs, or arrangements providing pension, welfare, and fringe benefits, trustees, plan administrators, attorneys, agents, and successors, and/or assigns, jointly and individually, of and from any and all possible suits, claims, rights, demands, costs, actions, causes of action, obligations, damages, and liabilities (“claims”) whether known or unknown and of whatever kind or nature, which arose on or before the effective date of this General Release, arising out of or in any way related to, or as a consequence of, the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of his/her employment with the Company, as well as the continuing effects thereof. This release includes, but is not limited to, (i) all claims under any possible legal, equitable, tort, contract, common law, or statutory theory, including, but not limited to, any claim for constructive or wrongful discharge or for breach of contract, and any claim for defamation; (ii) all claims under any possible statutory theory, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, 42 U.S.C. §§ 1981, 1983, 1985 and 1988, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, any state human rights or human relations act and any amendments to any of these statutes, as well as any other federal, state, or local law, statute, ordinance, regulation, or executive order, prohibiting employment discrimination based on religion, sex, ethnicity, race, color, national origin, handicap, disability, age, retaliation, or any other characteristic proscribed by law; (iii) all claims under the Fair Labor Standards Act, the Equal Pay Act of 1963, the Executive Retirement Income Security Act of 1974, any wage payment and collection law, and the federal and any state or local Family and Medical Leave Act; and (iv) all claims for the fees, costs, and expenses of any and all attorneys who have at any time or are now representing the Executive in connection with this General Release or in connection with any matter released by him/her. The Executive also covenants that, to his/her knowledge, he/she has not sustained any work-related injury during his/her employment at the Company.

4. The Executive also represents that he/she has not previously filed or joined in any complaint, charge, or lawsuit against the Company or any of its partners or employees in any court of law or with any governmental agency on any of the claims mentioned above. Notwithstanding any other language in this General Release, the Executive understands that this General Release does not prohibit him/her from filing an administrative charge of alleged employment discrimination with the Equal Employment Opportunity Commission or any similar agency. The Executive, however, waives the Executive’s right to any monetary or other recovery against the Company or any of the released persons or entities should any federal, state, or local administrative agency pursue any claim on the Executive’s behalf arising out of or relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company.

5. Nothing in this General Release affects the Executive’s right to elect, at the Executive’s sole expense, continued coverage under the Company’s Welfare Benefit Plan pursuant to the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act.

6. The Executive agrees that the Company’s entry into this General Release is not to be construed as, and is not, an admission that the Company violated any of its duties or obligations to the Executive or treated the Executive improperly, unlawfully, or unfairly in any manner whatsoever. Neither this General Release nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by the Company of any violation of or failure to comply with any federal, state, or local law, common law, agreement, rule, regulation, or order; the preceding portion of this sentence does not preclude introduction of this General Release by the Company to establish that any and all claims which the Executive might possibly have were settled, compromised, and released according to the terms of this General Release.

7. Except as required by law, the Executive agrees to keep confidential and not discuss, disclose, or reveal, directly or indirectly, the terms of this General Release to any person, corporation, or entity with the exception of the members of the Executive’s immediate family, the Executive’s attorney, or the Executive’s accountant who (prior to disclosure to them) shall likewise agree to maintain the confidentiality of this General Release.

8. The Executive understands and agrees that the terms and conditions of this General Release constitute the full and complete understandings, agreements, and promises between him/her and the Company with respect to all matters covered by this General Release, that there are no other agreements, covenants, promises, or arrangements between him/her and the Company other than those set forth herein, that the terms and conditions of this General Release cancel and supersede any prior agreements or understandings that may have been between him/her and the Company with respect to all matters covered by this General Release, that no other promise or inducement has been offered to him/her except as set forth herein, and that this General Release is binding upon him/her, the Executive’s heirs, executors, administrators, and assigns. Notwithstanding any language herein to the contrary, this General Release does not cancel or suspend the Employee Confidentiality, Invention Assignment and Non-Compete Agreement (or any other agreement(s) serving similar functions) entered into by and between the Company and the Executive.

9. If any term, condition, clause, or provision of this General Release shall be determined by a court of competent jurisdiction to be void or invalid at law, or for any other reason, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this General Release, and this General Release shall remain in full force and effect in all other respects. The Executive expressly agrees that this General Release shall not be construed against the Company and that it shall be governed by North Carolina law.

10. The Executive hereby expressly warrants that he/she was advised in writing of the Executive’s right to consult with an attorney prior to executing this General Release. The Executive further expressly warrants that he/she has, in fact, had the opportunity to consult with, and to be advised by, an attorney before executing this General Release to help him/her fully understand and appreciate its legal effect. The Executive acknowledges that he/she has been afforded the opportunity to consider this General Release for a period of twenty-one (21) days, which is a reasonable period of time. If the Executive signs this General Release in less than twenty-one (21) days, he/she acknowledges that he/she has thereby waived the Executive’s right to the full twenty-one (21) day period. The Executive shall have a period of seven (7) days following the Executive’s execution of this General Release to revoke it, and this General Release shall not be effective or enforceable prior to the expiration of that period. Revocation can be made by delivering a written notice to the office of the Director of Human Resources of the Company. The revocation of this General Release by the Executive will automatically revoke the Company’s obligation to pay the severance benefit to the Executive. If the Executive does not advise the Company in writing that he/she revokes this General Release within seven (7) days of the Executive’s execution of it, this General Release shall be forever enforceable. The eighth (8th) day following the Executive’s execution of this General Release shall be deemed the Effective Date of this General Release.

11. This General Release may be signed in two (2) counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. The Company shall retain Counterpart No. 1 of this General Release and the Executive shall retain Counterpart No. 2 of this General Release.

THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THE FOREGOING GENERAL RELEASE, THAT HE/SHE UNDERSTANDS COMPLETELY ITS CONTENTS, THAT HE/SHE UNDERSTANDS THE SIGNIFICANCE AND CONSEQUENCE OF SIGNING IT, AND THAT HE/SHE INTENDS TO BE LEGALLY BOUND BY ITS TERMS. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE/SHE HAS HAD A REASONABLE AND SUFFICIENT PERIOD OF TIME WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE AND THAT HE/SHE HAS HAD THE OPPORTUNITY TO REVIEW THIS GENERAL RELEASE WITH COUNSEL. THE EXECUTIVE SWEARS THAT HE/SHE HAS AGREED TO AND SIGNED THIS GENERAL RELEASE VOLUNTARILY AND AS HIS/HER OWN FREE WILL, ACT, AND DEED, AND FOR FULL AND SUFFICIENT CONSIDERATION.

IN WITNESS WHEREOF, INSPIRE PHARMACEUTICALS, INC. and [FULL NAME OF EXECUTIVE] have caused this General Release to be executed this              day of                     ,             .

[FULL NAME OF EXECUTIVE]

INSPIRE PHARMACEUTICALS, INC.

By:
Title:

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